Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2020 relating to the financial statements, which appears in Telefonaktiebolaget LM Ericsson’s Annual Report on Form 20-F for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers AB
PricewaterhouseCoopers AB
Stockholm, Sweden
January 10, 2022